Exhibit 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

JONES APPAREL GROUP, INC. COMPLETES THE ACQUISITION OF BARNEYS NEW YORK, INC.

NEW YORK, NEW YORK - December 20, 2004 - Jones Apparel Group, Inc. ("Jones") (NYSE:JNY) announced that it successfully completed its acquisition of Barneys New York, Inc. The transaction is valued at $397.3 million, including $19.00 per common share to Barneys stockholders totaling $291.3 million (which includes shares outstanding, employee stock options, preferred stock and warrants). In addition, Jones funded the repurchase of Barneys outstanding Senior Secured Notes due 2008, with a face value of $106.0 million.

Peter Boneparth, Chief Executive Officer of Jones, stated, "The acquisition of Barneys is a wonderful complement to our diversification strategy. Its focus on the luxury consumer provides an added dimension to our existing brand portfolio and creates future expansion opportunities. I welcome Howard Socol, Chairman and Chief Executive Officer of Barneys New York, and the entire Barneys team to the Jones family."

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit. The Company also markets apparel under the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation and costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Licensing, Inc. and the Givenchy brand licensed from Givenchy Corporation. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.

Certain statements herein are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the strength of the economy and the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, and other factors which are set forth in the Company's 2003 Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

# # #